As Adopted November 29, 2001

JHC CAPITAL MANAGEMENT, LLC
EMPLOYEE TRADING PROCEDURES
(CODE OF ETHICS)

1.

Purpose. The purpose of these employee trading procedures ("Procedures") is to govern the personal securities trades of "Access Persons" (as defined below) of the JHC Capital Management, LLC (the "Investment Adviser") whose personal interests, in certain circumstances, may conflict with those of the Investment Adviser. While the Investment Adviser has full confidence in the integrity of all of its employees, officers and directors, it recognizes that certain of these persons have or may have knowledge of present or future Client transactions and, in certain circumstances, the power to influence transactions made by or for Clients. If such individuals engage in personal transactions in securities that are eligible for investment by Clients, these individuals could be in the position where their personal interests may conflict with the interests of Clients.

2.

General Principles. The Procedures are based on the principle that Access Persons of the Investment Adviser owe a fiduciary duty its Clients. This duty includes the obligation to conduct their personal securities transactions in a manner that does not interfere with the transactions of any Client or otherwise to take unfair advantage of their relationship with Clients. In recognition of this duty, the Investment Adviser hereby adopts the following general principles to guide the actions of the Access Persons:

	a.	Access Persons have a duty at all times to place the interests of Clients first.
b.

Access Persons have the duty to conduct all personal securities transactions in a manner consistent with the Procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.

c.

Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a Client, or that otherwise bring into question the Access Person's independence or judgment.

d.

All personal securities transactions in securities by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interests on the part of such Access Persons with the interests of a Client.

3.	Definitions.
	a.	Access Person means:
		i.	any member, director or officer of the Investment Adviser;
ii.

each employee of the Investment Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

iii.

any natural person in a control relationship to the Investment Adviser who obtains information concerning recommendations made by the Investment Adviser with respect to the purchase or sale of a Security by a Client; and

		iv.	any spouse, minor child, and any relative resident in the household of a person named in Sections 3.a.i through iii.
b.

Beneficial Ownership means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended. A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owned the securities, his or her spouse or minor children owned the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.

	c.	Client means any person that has entered an investment management agreement with the Investment Adviser.
d.

Control means the power to exercise a controlling influence over the management or policies of a company, has a 25% or more ownership position of a company's equity securities, or otherwise controls a company as defined in Section 2(a)(9) of the Investment Company Act of 1940, as amended.

	e.	Related Security means any security convertible within sixty (60) days into a Security and any future or option on the Security.
	f.	Security means a security as defined in Section 2(a)(1) of the Securities Act of 1933, as amended, except that it does not include:
		i.	any security issued or guaranteed as to principal or interest by the U.S. Government, a U.S. government agency, or a U.S. government instrumentality;
		ii.	any security issued by a mutual fund; and
		iii.	any money market instrument, including bankers' acceptances, certificates of deposit, and commercial paper.
4.	Prohibitions.
	a.	No Access Person shall in connection with the purchase or sale by such person of a Security held or to be acquired by any Client:
		i.	employ any device, scheme or artifice to defraud such Client;
		ii.	make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made not misleading;
		iii.	engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or
		iv.	engage in any manipulative practice with respect to such Client.
	b.	No Access Person may:
i.

purchase or sell, directly or indirectly, a Security for his or her own account within seven (7) days before the time that the same Security or Related Security is being purchased or sold by any Client; and

		ii.	purchase or sell, directly or indirectly, a Security for his or her own account that is the same Security or Related Security that is the subject of a buy or sell recommendation to any Client.
	c.	No Access Person shall recommend any transaction in any Securities by any Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including:
		i.	the Access Person's Beneficial Ownership of any Securities of such issuer;
		ii.	any contemplated transaction by the Access Person in such Securities;
		iii.	any position the Access Person has with such issuer; and
		iv.	any present or proposed business relationship between such issuer and the Access Person (or a party that the Access Person has a significant interest in).
	d.	No Access Person shall reveal any proposed transactions in Securities by one Client to another Client, any employee of the Investment Adviser, or any other person.
	e.	No Access Person may acquire a Security in an initial public offering or private securities sale without the written consent of the compliance officer of the Investment Adviser.
	f.	No Access Person may profit from the:
		i.	Purchase of a Security followed by the sale of the same or a Related Security within sixty (60) days of the purchase; or
		ii.	Sale of a Security followed by the purchase of the same Security or a Related Security within sixty (60) days of the sale.
5.	Pre-Clearance of Securities Transactions.
	a.	Except as provided in Section 5.b, no Access Person shall acquire or dispose of Beneficial Ownership of any Security without first:
		i.	providing the compliance office the information set forth in Section 5.c prior to the trade; and
		ii.	obtaining preclearance from the compliance officer.
	b.	The preclearance requirements of Section 5.a shall not apply to the following transactions:
		i.	Purchase or sales over which the Access Person has no direct or indirect influence or control;
		ii.	Purchase or sales that are non-volitional on the part of the Access Person (e.g., purchases made pursuant to an automatic dividend reinvestment plan);
		iii.	Purchases or sales of securities that are not eligible for purchase by any Client; and
		iv.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities.
	c.	The following information shall be provided to the compliance officer pursuant to Section 5.a.i:
		i.	name of the Access Person requesting the preclearance;
		ii.	expected date of the transaction;
		iii.	title and number of shares or principal amount of the Security involved;
		iv.	nature of the transaction (buy or sell); and
		v.	name of the broker-dealer, bank or other financial institution through whom the transaction is to be effected.
	d.	The compliance officer shall preclear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any Client.
6.	Reporting.
	a.	Each Access Person shall report all transactions in Securities in which such Access Person has acquired or disposed of any Beneficial Ownership.
	b.	Reports shall be filed with the compliance officer within ten (10) days after the end of each calendar quarter.
	c.	Reports filed pursuant to this Section 6 shall contain the following information:
		i.	name of the Access Person making the report;
		ii.	date of the transaction;
		iii.	title and number of shares or principal amount of the Security involved;
		iv.	nature of the transaction (buy or sell);
		v.	price at which transaction was effected; and
		vi.	name of the broker-dealer, bank or other financial institution through whom the transaction was effected.
	d.	Every Access Person who opens an account at a broker-dealer or other financial institution shall:
		i.	Immediately notify the compliance officer of the opening of such account; and
		ii.	Direct each such broker-dealer or other financial institution to provide the compliance officer a duplicate copy of each confirmation and periodic account statement issued to such Access Person.
e.

Each Access Person who owns Securities acquired in a private placement shall disclose such ownership to the compliance officer if such person is involved in any subsequent consideration of an investment in the issuer by a Client.

7.	Certification. Every Access Person shall certify on an annual basis that he or she has:
	a.	complied with the Procedures;
	b.	read and understood the Procedures; and
	c.	disclosed, precleared, and reported all transactions in Securities consistent with the requirements of the Procedures.
8.	Compliance Officer Duties
	a.	The compliance officer shall review and compare all reported transactions in Securities with:
		i.	the transactions of the Access Person indicated on his or her confirmations and account statements; and
		ii.	the transactions of Clients of the Investment Adviser.
a.

If the compliance officer suspects that an Access Person has violated the Procedures, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation occurred or did not occur.

b.

If the compliance officer concludes that an Access Person has violated the Procedures, he or she shall submit a report of such violation, his or her investigation of such violation, and his or her recommendation on what steps should be taken to address such violation, including recommending sanctions against the violator to the chief executive officer of the Investment Adviser.

c.

After reviewing the report of the compliance officer and any other relevant information, the chief executive officer and/or other officers designated to review violations of the Procedures, shall as he or she deems appropriate, impose a sanction on the violator, which may include a letter of censure, fine, forfeiture of profits, suspension, and/or termination of employment.

9.	Records
The following records shall be maintained by the Investment Adviser for a period of not less than five (5) years:
	a.	a copy of the Procedures;
	b.	records of any violation of the Procedures and actions taken by the Investment Adviser in response to such violation;
	c.	copies of Access Person reports and broker-dealer confirmations and account statements; and
	d.	lists of Access Persons.
10.	Training
a.

Each newly hired or newly designated Access Person shall receive a copy of the Procedures and shall be required to certify within thirty (30) days of receipt of such Procedures that he or she has read and understands the Procedures.

	b.	The compliance officer shall review the Procedures with any newly hired or newly designated Access Person.
	c.	The compliance officer shall at least annually conduct a training seminar reviewing the requirements of the Procedures and the required duties of the Access Persons.